SCHEDULE 14A


          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.)


    Filed by the registrant  X

    Filed by a party other than the registrant

    Check the appropriate box:

        Preliminary proxy statement

        Confidential, for use of the Commission only (as permitted by Rule
            14a-6(e)(2).

     X  Definitive proxy statement.

        Definitive additional materials.

        Soliciting material pursuant to ss.240.14a-12.


                                   LA-Z-BOY
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               (Name of Registrant as Specified in Its Charter)
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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

    Payment of filing fee (check the appropriate box):

     X  No fee required.

        Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies:

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        (2) Aggregate number of securities to which transaction applies:

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        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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
        (4) Proposed maximum aggregate value of transaction:

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        (5) Total fee paid:

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        Fee paid previously with preliminary materials.

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        Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1) Amount Previously Paid:

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        (2) Form, Schedule or Registration Statement No.:

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        (3) Filing Party:

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        (4) Date Filed:

                             LA-Z-BOY INCORPORATED

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

              Day:      Tuesday, August 12, 2003

              Time:     11:00 a.m., Eastern Daylight Time

              Place:    La-Z-Boy Incorporated Auditorium
                        1284 North Telegraph Road
                        Monroe, Michigan


                                                              Monroe, Michigan
                                                                  July 9, 2003
To our shareholders:

    We invite you to attend our 2003 annual meeting of shareholders at the time and place shown above. The purposes of the meeting are to elect three directors for three-year terms expiring in 2006 and to approve the La-Z-Boy Incorporated Restricted Stock Plan for Non-Employee Directors, as amended and restated through August 12, 2003.

    We are mailing this notice and the accompanying proxy statement and proxy card to our shareholders on or about July 9, 2003. We also are enclosing a copy of our 2003 Annual Report, which contains financial statements for the fiscal year ended April 26, 2003.

    Only shareholders of record at the close of business on June 25, 2003 will be entitled to vote at the meeting.

    Whether you plan to attend the meeting in person or not, please date, sign, and return the enclosed proxy card in the accompanying envelope. You may also vote by telephone or on the Internet (see the instructions attached to the proxy card). Even though you vote by one of these methods prior to the meeting, you may still vote your shares in person at the meeting, which will revoke your previous vote.

                                                    BY ORDER OF THE
                                                    BOARD OF DIRECTORS

                                                    James P. Klarr, Secretary

                                                                 July 9, 2003

                 2003 PROXY STATEMENT OF LA-Z-BOY INCORPORATED

                             Questions and Answers

Q:       What is a proxy?

A: A proxy is a document, also referred to as a "proxy card," on which you authorize someone else to vote for you at the upcoming annual meeting in the way that you want to vote. You also may choose to abstain from voting. La-Z-Boy's board of directors is soliciting the proxy card enclosed.

Q:       What are the purposes of this annual meeting?

A: At the annual meeting, shareholders will elect three directors for three-year terms expiring in 2006. The board's nominees are John H. Foss, Patrick H. Norton, and Helen O. Petrauskas (See page 3). Shareholders will also vote on a proposal to approve the La-Z-Boy Incorporated Restricted Stock Plan for Non-Employee Directors, as amended and restated through August 12, 2003. Other than routine or procedural matters, we do not expect any other business will be brought up at the meeting, but if any other business is properly brought up, the persons named in the enclosed proxy will have authority to vote on it as they see fit.

Q:       Who is entitled to vote?

A: Only record holders of our common shares at the close of business on the record date for the meeting, June 25, 2003, are entitled to vote at the annual meeting. Each common share has one vote.

Q:       How do I vote?

A: Sign and date each proxy card that you receive and return it in the enclosed envelope. Proxies will be voted as you specify on each card. If you sign and return a proxy card without specifying how to vote, your shares will be voted FOR the election of the director nominees identified in this proxy statement and FOR approval of the La-Z-Boy Incorporated Restricted Stock Plan for Non-Employee Directors, as amended and restated through August 12, 2003. Your shares also will be voted on any other business that comes before the meeting.

Q:       Can I vote by telephone or on the Internet?

A: Yes. If you hold your shares in your own name, you may vote by telephone or on the Internet by following the instructions attached to your proxy card.

         If your shares are held through a broker, bank, or other nominee, they will contact you to request your voting instructions and should provide you with information on voting those shares by telephone or on the Internet.

Q:       Can I change my vote after I have voted?

A: A later vote by any means will cancel any earlier vote. For example, if you vote by telephone and later vote differently on the Internet, the Internet vote will count, and the telephone vote will be canceled. If you wish to change your vote by mail, you should write our Secretary to request a new proxy card. The last vote we receive before the meeting will be the one counted. You also may change your vote by voting in person at the meeting.

Q:       What does it mean if I get more than one proxy card?

A: It means that your shares are registered in more than one way. Sign and return all proxy cards or vote each group of shares by telephone or on the Internet, to ensure that all your shares are voted.

Q:       What makes up a quorum?

A: There were 54,841,637 common shares outstanding on the record date for the meeting. A majority of those shares present or represented by proxy at the meeting makes a quorum. A quorum is necessary to conduct the meeting.

Q: What changes are being proposed to the Restricted Stock Plan for Non-Employee Directors?

A: The proposed amendment would increase initial grants to new non-employee directors from 4,500 to 5,000 shares, increase annual grants from 600 to 2,000 shares, increase the total number of shares which may be sold under the plan, change the time when annual grants are made and make other changes as described later in this proxy statement.

Q:       How does the voting work?

A: Directors will be elected by plurality vote. The nominees receiving the highest through third-highest numbers of votes will be elected, regardless of the total number of votes cast or withheld. You may withhold votes from one or more directors by writing their names in the space provided for that purpose on your proxy card. If you vote by telephone or on the Internet, follow the instructions attached to the proxy card.

         Approval of the La-Z-Boy Incorporated Restricted Stock Plan for Non-Employee Directors, as amended and restated through August 12, 2003, requires that a majority of the shares entitled to vote at the meeting are actually voted "FOR" or "AGAINST" the proposal and that the majority of the shares actually voted are in favor of the proposal. You may vote or abstain from voting on the proposal on your proxy card. If you vote by telephone or on the Internet, follow the instructions on the proxy card.

Q:       Where is La-Z-Boy's principal executive office?

A:       1284 North Telegraph Road, Monroe, Michigan 48162.

                     PROPOSAL NO. 1: ELECTION OF DIRECTORS

    Our board of directors is divided into three classes, two consisting of three directors each and one consisting of four directors. Directors in each class serve for three-year, staggered terms. The terms of the three directors in one of the classes expire at this year's annual meeting, so three directors will be elected at the meeting. The three directors elected will serve until our annual meeting of shareholders in 2006.

    Under the applicable Michigan corporate law, directors will be elected at the meeting by a plurality of votes cast from among those persons duly nominated. This year, the nominees who receive the highest through third-highest numbers of votes will be elected, regardless of the number of votes that for any reason, including abstention or withholding of authority, are not cast for the election of those nominees.

    The board's director nominees are the three current directors whose terms are scheduled to expire at the meeting. All of the nominees have consented to serve if elected. In the absence of other instruction, the persons named in the accompanying form of proxy will vote in favor of these nominees. If any nominee becomes unable or unwilling to serve, which we do not expect, the proxy holders will vote for a substitute nominee designated by the board.

    Information about each nominee for election at the meeting and each director continuing in office is given below. Unless otherwise indicated, the principal occupation of each director or director nominee has been the same for at least five years.

                Directors Nominees for Terms to Expire in 2006


      [FOSS PHOTO]          John H. Foss, age 60           Director since 2001
                            o   Vice President, Treasurer and Chief
                                Financial Officer of Tecumseh Products
                                Company until retirement in October 2001
                            o   Director of United Bankcorp, Inc.


      [NORTON PHOTO]        Patrick H. Norton, age 81      Director since 1981
                            o   Our Chairman of the Board
                            o   Director of Culp, Inc. (manufacturer and
                                marketer of upholstery fabrics and mattress tickings)

      [PETRAUSKAS PHOTO]    Helen O. Petrauskas, age 59    Director since 2000
                            o   Vice President Environmental and Safety
                                Engineering of Ford Motor Company from 1983
                                until retirement in June 2001

                    Directors with Terms Expiring In 2005


      [JOHNSTON PHOTO]      James W. Johnston, age 64      Director since 1991
                            o   Private investor

      [KISER PHOTO]         Gerald L. Kiser, age 56        Director since 1997
                            o   Our President and Chief Executive Officer since
                                July 2001
                            o   Formerly, our President and Chief Operating
                                Officer (October 1997-July 2001)
                            o   Director of MBT Financial Corp. and of its
                                subsidiary Monroe Bank & Trust

      [LEVY PHOTO]          H. George Levy, M.D., age 53   Director since 1997
                            o   Otorhinolaryngologist.  Also Chairman and CEO of
                                USI, Inc. (e-commerce, consulting Web design, and systems integration) and CEO and founder of Enduenet, Inc. (Web based e-learning, business to business, physician practice enhancement)
                            o   Director of Michigan Trust Bank
                            o   Director of Telenetics Corporation.


      [MITCHELL PHOTO]      Donald L. Mitchell, age 59     Director since 2002
                            o   Our Senior Vice President and President of the
                                Casegoods Group from July 2001 until retirement in April 2002
                            o   Executive Vice President of LADD Furniture, Inc.
                                (our wholly owned subsidiary since January 2000) until retirement in April 2002
                            o   President of LADD's casegoods group until July
                                2001

                    Directors with Terms expiring in 2004


      [HEHL PHOTO]          David K. Hehl, age 56          Director since 1977
                            o   Member of the public accounting firm of
                                Cooley Hehl Wohlgamuth & Carlton P.L.L.C.



      [LIPFORD PHOTO]       Rocque E. Lipford, age 64      Director since 1979
                            o   Senior Principal in the law firm of Miller,
                                Canfield, Paddock and Stone, P.L.C.
                            o   Director of MBT Financial Corp. and of its
                                subsidiary Monroe Bank & Trust



      [THOMPSON PHOTO]      Jack L. Thompson, age 64       Director since 2001
                            o   CEO and President of Penda Corporation
                                (manufacturer and marketer of truck bedliners and accessories)

                  DIRECTORS' MEETINGS AND STANDING COMMITTEES

    During fiscal 2003, our board of directors held nine meetings of the full board and one meeting without the employee directors. Each director attended at least 75% of the total number of all fiscal 2003 board meetings and all fiscal 2003 meetings of board committees on which the director served that were held during his or her period of service.

    The standing committees of the board include the Audit Committee, the Compensation Committee, a subcommittee of the Compensation Committee informally referred to as the Compensation Subcommittee, the Nominating and Corporate Governance Committee (previously called the Committee on the Board), and the Investment Performance Review Committee. We provide more information about each of them below.

Audit Committee - Members: David K. Hehl (Chairman), John H. Foss and James W. Johnston
    The Audit Committee met six times during the fiscal year 2003. As provided in its charter (attached as Exhibit A), the Audit Committee assists the Board in its oversight of the quality and integrity of the Company's financial reporting. The Audit Committee oversees management (which is responsible for preparing financial statements) and the outside auditor (which is responsible for auditing them), but does not provide any expert or special assurance about the financial statements or any professional certification of the outside auditor's work. In performing its duties the Audit Committee regularly reviews the audited financial statements and the interim non-audited financial statements with management and the outside auditor. In addition, the Audit Committee discusses the quality and adequacy of internal controls with management and the outside auditor. To assure itself of the auditor's independence, the Audit Committee annually requests from the outside auditor a written statement of relationships between the auditor and La-Z-Boy as provided in Independence Standards Board Standard No. 1. The Audit Committee discusses with the outside auditor any relationships disclosed and their impact on the auditor's independence, and recommends that the board take appropriate action in response to the report.

Compensation Committee - Members: Jack L. Thompson (Chairman), David K. Hehl, Dr. H. George Levy, Rocque E. Lipford, and Helen O. Petrauskas
    The Compensation Committee met five times during fiscal 2003 to review and determine the cash and other remuneration of the directors and executive officers (except for plans administered by the Compensation Subcommittee). The Compensation Committee also administers our cash incentive compensation plan for employees.

Compensation Subcommittee - Members: Helen O. Petrauskas (Chairman), David K. Hehl, Dr. H. George Levy, Jack L. Thompson
    The Compensation Subcommittee was established to administer the stock-based employee incentive plans. The Compensation Subcommittee is composed entirely of directors who are both "non-employee directors" under SEC Rule 16b-3 and "outside directors" under Internal Revenue Code Section 162(m) regulations. The Compensation Subcommittee met jointly with the Compensation Committee three times during fiscal 2003.

Nominating and Corporate Governance Committee (formerly known as the Committee on the Board)- Members: James W. Johnston (Chairman), Dr. H. George Levy, Rocque
E. Lipford
    The Nominating and Corporate Governance Committee, which met four times during fiscal 2003, was previously called the Committee on the Board. The Nominating and Corporate Governance Committee adopted a new charter and concurrently changed its name. Under its charter, the Nominating and Corporate Governance Committee identifies, evaluates, and recommends to the board candidates for its slate of director nominees for election by shareholders or appointment to fill vacancies on the board. In addition to considering prospective candidates identified by the committee's own members or referred to it by other board members, management, or outside sources, the Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. (For information on how to propose a candidate to the Nominating and Corporate Governance Committee and on the requirements for a shareholder's own nomination of a director, see "Director Nominations and Shareholder Proposals for Next Annual Meeting" on page 20.) The Nominating and
Corporate Governance Committee also considers and makes recommendations to the board on other matters relating to the board's practices, policies, and procedures and on the size, structure, and composition of the board and its committees.

Investment Performance Review Committee - Members: Helen O. Petrauskas (Chairman), John H. Foss, Jack L. Thompson
    The Investment Performance Review Committee's primary purpose is to assist the Board of Directors in fulfilling its responsibility to oversee the investment of the assets of employee benefit plans and the La-Z-Boy Foundation. Pursuant to its charter the Investment Performance Review Committee established and reviews the investment policy for each of the plans under its oversight. The Investment Performance Review Committee met three times in fiscal 2003.

                              DIRECTOR COMPENSATION

    Directors who also are our employees receive no additional compensation for serving on the board. For fiscal 2004, Directors who are not our employees will receive:

Cash Compensation

    o   $25,000 annual cash retainer

    o   $8,000 annual cash retainer for the chairman of the Audit Committee

    o $4,000 annual cash retainer for the chairmen of the Compensation, Nominating and Corporate Governance, and Investment Performance Review committees

    o $1,500 attendance fee for each board meeting and board committee or subcommittee meeting attended, including telephonic attendance.

    For fiscal 2003, we paid non-employee directors a $20,000 annual retainer and $750 for each meeting attended, and we did not pay additional retainers to committee chairmen. We also reimburse our directors for travel, lodging and related expenses they incur in attending Board and committee meetings.

Equity

    o On first becoming a director, 4,500 common shares at a 75% discount from the market price of the shares

    o At the beginning of each fiscal year while still a director, 600 common shares similarly discounted

    o Transfer of such shares is restricted while a director remains on the board

     We are proposing to increase the equity compensation to our non-employee directors. See "Proposal No. 2: To Approve the Restricted Stock Plan for Non-Employee Directors as Amended and Restated" beginning on page 17.


           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, some over 10% owners of our common shares, and some persons who formerly were directors, executive officers, or over 10% owners, to file reports of ownership and changes in ownership with the SEC and the NYSE and furnish us with a copy of each report filed. Based solely on our review of copies of the reports filed by some of those persons and written representations from others that no reports were required, we believe that during fiscal 2003 all Section 16(a) filing requirements were complied with in a timely fashion except that James Johnston filed one late report of one transaction in a prior year.
                           SHARE OWNERSHIP INFORMATION

    The tables below provide information about beneficial owners of our common shares at the record date for the annual meeting. Under applicable SEC rules, anyone that has or shares the right to vote any of our common shares or has or shares dispositive power over any of them is a "beneficial owner" of those shares. The settlor of a trust with a right to revoke the trust and regain the shares or a person who can acquire shares by exercising an option or a conversion right sometimes also is considered a beneficial owner under these rules. Consequently, more than one person can be considered the beneficial owner of the same common shares. Unless otherwise indicated below, each owner named in a table has sole voting and sole dispositive power over the shares reported for that person.

              Security Ownership of Known Over 5% Beneficial Owners

                                              Number of           Percent of
 Name and Address                               Shares               Class
 ------------------------                     ---------           ----------
 Perkins, Wolf, McDonnell & Company
    Chicago, IL 60604...................      4,318,995              7.9%

 Kayne Anderson Rudnick Investment Management, LLC
    Los Angeles, CA 90067...............      3,520,363              6.4%

 Berger Small Cap Value Fund
    Denver, CO 80206....................      3,071,770              5.6%

----------

    o   Information about Perkins, Wolf, McDonnell & Company is based on a
        Schedule 13G amendment it filed after December 31, 2002, in which it reports that as of that date it had sole voting and dispositive power over 12,350 common shares and shared voting and dispositive power over 4,306,645 common shares.

    o Information about Kayne Anderson Rudnick Investment Management, LLC is based on a Schedule 13G amendment it filed after December 31, 2002. In the schedule Kayne Anderson Rudnick reports that as of that date it had shared voting and dispositive power over 3,520,363 common shares but also disclaims beneficial ownership of those shares, all of which it identifies as held in managed accounts.

    o Information about Berger Small Cap Value Fund is based on a Schedule 13G amendment it filed after December 31, 2002, in which it reports that as of that date it has shared voting and dispositive power over 3,071,770 common shares. It also reports that Perkins, Wolf, McDonnell & Company is the sub-investment advisor delegated with investment and voting authority.


                Security Ownership of Current and Fiscal 2003
             Executive Officers, Current Directors, and Nominees

                                          Number of        Percent of
           Name                             Shares            Class
           ----------------               ---------        ----------
           John  J. Case............        94,122              *
           John H. Foss.............         5,700              *
           David K. Hehl............        27,372              *
           James W. Johnston........     1,593,054          2.905%
           Gerald L. Kiser..........       233,155              *
           H. George Levy...........         9,600              *
           Rocque E. Lipford........        15,300              *
           Donald L. Mitchell.......        10,396              *
           Patrick H. Norton........       366,908              *
           Helen O. Petrauskas......         6,300              *
           David M. Risley..........        27,703              *
           Jack L. Thompson.........         6,000              *

           All as a group (12 persons)   2,395,610          4.342%
----------
    *    less than 1%

    o For purposes of calculating the percentage ownership of the group in the table above, all shares subject to options held by any group member that currently are exercisable or that will become exercisable within 60 days of June 25, 2003 are treated as outstanding, but for purposes of calculating the percentage of ownership of any individual group member only the optioned shares held by that group member are treated as outstanding. The table includes the following numbers of optioned shares:

                   Mr. Case.........................  70,925
                   Mr. Kiser........................ 116,100
                   Mr. Norton....................... 123,600
                   Mr. Risley.......................  23,475

    o The table also includes the following numbers of shares owned by a named person's wife, beneficial ownership of which is disclaimed by him:

                   Mr. Hehl.........................   5,616
                   Mr. Johnston..................... 770,504
                   Mr. Lipford......................   2,400

    o Shares shown in the table for Mr. Lipford do not include 305,000 common shares held by the Edwin J. and Ruth M. Shoemaker Foundation. Mr. Lipford acts as one of the six members of the Board of Directors of the Foundation. He disclaims beneficial ownership with respect to these shares.

                             EXECUTIVE COMPENSATION

Summary Compensation

    The following table sets forth, the compensation for fiscal 2003 and, as relevant, the preceding two fiscal years of the individuals who are or during fiscal 2003 were our executive officers. In the rest of this proxy statement, we sometimes call these individuals "named executives."

                                             Summary Compensation Table
                                                                          Long-Term Compensation
                                                                          ----------------------
                                                                          Awards         Payouts
                                                                        ----------     -----------
                                                                        Incentive
                                              Annual Compensation         Stock         Long-Term
                                         ---------------------------     Option         Incentive         All Other
                                                    Salary     Bonus     Grants        Plan Payouts     Compensation
Name and Principal Position              Year          $         $          #               $                $
--------------------------------------   ----       ------     -----    ---------      ------------     -------------
Gerald L. Kiser                          2003       479,997    207,400      50,000         161,744           308,751
    President and  Chief Executive       2002       383,700    135,830      40,000          57,013            70,681
    Officer                              2001       383,700         --      40,000          96,272            81,863


Patrick H. Norton                        2003       366,998    158,500      40,000         161,744            71,866
    Chairman of the Board                2002       346,548    122,484      40,000          57,013           106,537
                                         2001       346,483         --      40,000          96,272            86,221


John J. Case                             2003       344,498    153,300      31,300         108,773           221,026
    President Upholstery, Senior         2002       305,652    143,403      31,300          28,735            55,026
    Vice President La-Z-Boy


David M. Risley                          2003       302,098    108,800      31,300          88,150            47,523
    Senior Vice President and            2002       285,000     84,075      31,300          16,227            44,887
    Chief Financial Officer
______________

     o Amounts listed under "Salary" include, where applicable, amounts electively deferred by a named executive under our 401(k) savings plan.

     o Amount reported under "Bonus" for Mr. Kiser for fiscal year 2001 does not include a mandatory bonus paid due to his participation in our former personal executive life insurance program. That bonus, and related partial tax gross up, is included under "All Other Compensation."

     o Amounts reported under "Long-Term Incentive Plan Payouts" relate to performance awards under our Performance-Based Stock Plan, which was amended and restated, with shareholder approval, in 2001. Under the plan's terms (both before and after the 2001 amendment), we make performance awards in common shares or 30-day options on common shares. The amounts reported in the summary compensation table are the numbers of shares or options we granted multiplied by the NYSE closing price for our common shares on the grant dates and reduced, where applicable, by option exercise prices.

     o The fiscal 2001 amount reported for Mr. Kiser under "All Other Compensation" also includes an amount related to his participation in the personal executive life insurance program. Under that program, which we terminated at the end of fiscal 2002, a participating employee received supplemental life insurance intended to provide benefits to the employee upon retirement and the employee's beneficiary upon the employee's death. A participating employee was not eligible to receive contributions under our profit-sharing plan or supplemental executive retirement plan (which are not currently taxable to the employee), but did receive an annual bonus (which was currently taxable) in an amount equal to the premiums payable during the year on the insurance policy, plus an additional 32% of the premium amount, which partially reimbursed the employee for taxes payable on the bonus. In anticipation of termination of this program, we did not make such bonus or tax gross-up payments to participants in the program for fiscal 2002. However, we did provide them with benefits under the supplemental executive retirement plan or profit-sharing plan for fiscal 2002 and during fiscal 2003 paid each participant an amount, with tax gross-up, intended to cover taxes the participant paid on past program-related bonuses that were not previously covered by us. Messrs. Case and Kiser are the only named executives who participated in the personal executive life insurance program. The tax gross-up amounts paid them in fiscal 2003 ($43,718 for Mr. Case and $83,661 for Mr. Kiser) are included in the fiscal 2003 amounts under "All Other Compensation."

     o Amounts reported under "All Other Compensation" also include amounts allocated for named executives to our supplemental executive retirement plan (or the deferred compensation plan which replaced it) and/or profit-sharing plan ("Amounts Allocated to Plans"), amounts intended to approximate the balances Messrs. Case and Kiser would have had in their deferred compensation plan accounts related to the termination of the personal executive life insurance program ("Special Amounts Credited to Plans"), earnings credited to the accounts of named executives under the supplemental plan until July 31, 2002 when the plan was changed -- see "Deferred Compensation Plan" -- ("Earnings"), and the cash value at date of contribution of matching contributions made for their accounts under our matched retirement savings plan ("Match Contributions"), which we made in the form of common shares.
         A breakdown of these amounts for fiscal 2003 is provided below:

                               Amounts Allocated     Special Amounts                        Match
                                   to Plans         Credited to Plans      Earnings      Contributions
         Name                         $                     $                  $               $
        -----------------      -----------------    -----------------      --------      -------------
        Gerald L. Kiser              72,000               144,475            6,723           1,892

        Patrick H. Norton            55,050                    --           15,236           1,580

        John J. Case                 51,675               118,789            4,868           1,976

        David M. Risley              45,315                    --              978           1,230
_____________

     o We have not included our cost of providing perquisites or other personal benefits to named executives in the summary compensation table above. For each year reported, the cost of providing perquisites to any named executive did not exceed $50,000 or, if less, 10% of his salary and bonus.

Option Grants

    The table below reports on stock options granted to named executives during fiscal 2003 and the potential realizable value of those grants, assuming stock price appreciation rates of 5% and 10% annually over the term of the options. The 5% and 10% rates of appreciation used in the table are not intended to forecast possible future actual appreciation, if any, in our stock price.

                                           Option Grants in Last Fiscal Year
                                                                             Potential Realizable Value at Assumed
                   Individual Grants                                              Annual Rates of Stock Price
                ------------------------                                         Appreciation for Option Terms
                              % of Total                                ----------------------------------------------
                                Options                                      5% Per Year               10% Per Year
                              Granted to     Exercise                   ---------------------    ---------------------
                Options        Employees     or Base                                Aggregate                Aggregate
                Granted        in Fiscal      Price      Expiration                   Value                    Value
     Name         (#)            Year         ($/SH)        Date        $/Share        ($)        $/Share       ($)
-------------   --------      ----------     --------    ----------     -------     ---------    ---------   ---------
G. Kiser          50,000          7.6          22.60      8/14/12        14.213      710,651      36.0186    1,800,928

P. Norton         40,000          6.1          22.60      8/14/12        14.213      568,521      36.0186    1,440,743

J. Case           31,300          4.7          22.60      8/14/12        14.213      444,867      36.0186    1,127,382

D. Risley         31,300          4.7          22.60      8/14/12        14.213      444,867      36.0186    1,127,382


    All options reported in the table are options on common shares granted under our stock option plan for employees. Some of the options qualify as incentive stock options under the Internal Revenue Code, and the rest are non-qualified stock options. Options become exercisable in 25% increments on the first through fourth anniversaries of grant, and once exercisable, remain exercisable through the tenth anniversary of grant.

    However, in the event of a grantee's death or retirement at age 65 (or earlier with the consent of the board), each of the grantee's options would become immediately exercisable in full and continue to be exercisable for three years or, if earlier, until the option's scheduled expiration date.

    In addition, all options will become immediately exercisable in full in the event of a sale, exchange, or other disposition of all or substantially all of the total assets of the Company or all or substantially all of the outstanding shares. Termination of an executive's employment under any circumstances other than those described above would cause all of his options to terminate immediately.

Options Exercised and Held

    The following table contains information concerning exercise of stock options during the last completed fiscal year by each of the named executive officers, and the fiscal year-end value of unexercised stock options held by such executive officers:

                               Aggregated Option Exercises in Last Fiscal Year
                                     and Fiscal Year-End Option Values


                                                     Number of Securities
                                                         Underlying                   Value of Unexercised
                      Shares                    Unexercised Options at Fiscal         In-the-Money Options
                     Acquired         Value                Year End                    at Fiscal Year End
                   on Exercise       Realized      Exercisable/Unexercisable        Exercisable/Unexercisable
Name                    #               $                     #                                 $
--------------     -----------       --------   -----------------------------       -------------------------
G. Kiser............  28,800         283,416           77,100 / 106,500                  64,832 / 51,400

P. Norton...........  28,800         283,416           77,100 / 96,500                   64,832 / 51,400

J. Case.............  11,100         133,320           45,250 / 71,550                   41,557 / 34,695

D. Risley...........      --              --            7,825 / 54,775                       -- / --


__________________


     o The "Value Realized" column above reports the amount an executive would have realized if he had sold the shares acquired on the exercise date, without taking brokerage commissions into account. Amounts reported are based on the NYSE closing market price of our common shares on the exercise date, minus the exercise price.

     o "In-the-Money" amounts are based on the NYSE closing market price of our common shares at the end of fiscal 2003 ($18.07), minus the exercise price.

Long-Term Incentive Compensation Target Awards

    Shareholders approved our Further Amended and Restated 1993 Performance-Based Stock Plan in July 2001. This plan authorizes the Compensation Subcommittee to grant contingent target awards to key employees, the potential pay-outs on which (performance awards) are linked to achievement over a performance cycle of three fiscal years of goals established by the Subcommittee at or near the beginning of the cycle. All performance awards under the plan are structured as options to purchase or outright grants of our common shares.

    The plan requires the Subcommittee to establish a single objectively determinable and uniform performance goal for all target awards it grants for a given performance cycle and to establish the maximum number of shares a grantee may be granted as a performance award if the performance goal is achieved during the cycle. The plan also authorizes the Subcommittee to establish any number of subordinate goals, the non-achievement of which may reduce (but never increase) the performance award a grantee may receive after the end of the cycle.

     Normally, the Subcommittee grants target awards at or about the same time it establishes the goals for a performance cycle, but it also has discretion to grant a mid-cycle target award to a newly-hired or newly-eligible employee, as long as there are at least twelve months remaining in the cycle. If a mid-cycle target award is granted, the pre-established performance goal for the cycle would apply to that award, as would any subordinate goals the Subcommittee elects to establish. The potential pay-out on the mid-cycle award would be the same as the grantee would have received had he been eligible to receive a target award when the initial target awards for the cycle were granted, reduced pro-rata based on the number of months in the cycle that already had occurred before grant of the mid-cycle award.

    Early in fiscal 2003, the Compensation Subcommittee granted target awards under the plan for the performance cycle ending April 30, 2005. For this three-year cycle, the Subcommittee set as the performance goal achieving at least a specified level of cumulative diluted earnings per share, and it established three weighted subordinate goals relating to sales growth, operating margin and cash flow and a target payout for each subordinate goal. Each subordinate goal has a sliding scale that provides a payout from 50 to 200 percent of the related target payout. The subordinate goals are not evenly weighted. We provide more information about the target awards granted to named executives in the table below.

                         Long-Term Incentive Plan - Awards in Last Fiscal Year

                                                                       Estimated Future Payouts
                                                                  Under Non-Stock Price-Based Plans
                                                           --------------------------------------------

                                        Period Until
                       Number of       Maturation or       Threshold           Target           Maximum
Name                   Shares (#)          Payout             (#)               (#)               (#)
----------------       ----------      -------------       ---------           ------           -------
G. Kiser                 20,000           3 years            2,500             10,000            20,000

P. Norton                20,000           3 years            2,500             10,000            20,000

J. Case                  15,650           3 years            1,956             7,825             15,650

D. Risley                15,650           3 years            1,956             7,825             15,650


    The maximum performance award potential for any target award, which would be awarded after the end of the relevant three-year cycle if the performance goal is achieved and all subordinate goals are fully achieved, is an outright grant of the "Maximum" number of shares established for that target award, as shown on the table. The minimum potential performance award ("Threshold" on the table shown above), for achievement of the performance goal and meeting the threshold for just one subordinate goal is an outright grant of 12.5% of the maximum number of shares under the target award. The final award will be determined after April 30, 2005 by first determining whether the performance goal was achieved and, if it was, then determining the degree to which each (if any) of the subordinate goals were met. If the performance goal is not achieved, or if that goal is achieved but the subordinate goal thresholds are not achieved, there will be no payout on the target award.

     With respect to each target award reflected in the table:

     o If the named grantee dies while employed, or retires with the consent of the board and then dies, the plan permits his executor or personal representative to elect payment of a performance award for his estate before the end of the performance cycle. If early payment is elected and the grantee died within the first half of the performance cycle, the estate would receive an option on half the maximum number of shares specified for the grantee's target award at a per share exercise price of 25% of the fair market value at the date of the target award grant. If early payment is elected and the grantee died during the second half of the performance period, the estate would receive an outright grant of the same number of shares.

     o Each grantee will be deemed automatically to have earned and been granted a performance award equal to an outright grant of the number of shares reported for him under "Maximum" if a person or group becomes an acquiring person or certain changes in the composition of the board occur while the target award is outstanding. The same effect also will result if, while there is an acquiring person, other significant transactions specified in the plan should occur, unless the transaction has been approved by a majority of directors who were board members before the acquiring person became an acquiring person.

     o If employment terminates by reasons other than retirement or death, all performance awards are immediately cancelled.

Change in Control Agreements

    We have change in control agreements currently in effect with Messrs. Kiser, Norton, Case and Risley. These agreements are designed primarily to aid in ensuring continued management in the event of an actual or threatened change in control of the Company (as defined in the agreements). The agreements provide that in the event the covered employee is terminated other than upon his death, disability or for cause (as defined in the agreements) within three years after a change in control of La-Z-Boy Incorporated, that person will be entitled to receive a lump sum severance payment equal to three times his annualized salary and three times the average bonus amount paid to him in the previous three years. The covered employee also would be entitled to continuation of employee welfare benefit payments and reimbursement of certain legal fees and expenses incurred by the employee in enforcing the agreement following a change in control.

    In consideration of these obligations, each covered employee has agreed to remain in our employ pending the resolution of any proposal for change in control. Each agreement expires December 31, 2003, but automatically renews for an additional one-year period unless either party gives the other 90 days prior notice of non-extension. If a change in control occurs, the agreements automatically extend for 36 months.

Deferred Compensation Plan

    Effective August 1, 2002, we adopted the amended and restated La-Z-Boy Executive Deferred Compensation Plan. This plan incorporates the former La-Z-Boy Supplemental Executive Retirement Plan (SERP). Under the terms of the amended and restated plan, senior executive employees of La-Z-Boy and its subsidiaries (including our named executives) may elect to defer the payment of from 5% to 100% of their base salary and/or from 5% to 100% of their cash bonus under the Management Incentive Plan for each fiscal year.

    In addition, any company match and/or profit sharing contributions that cannot be credited to executives' accounts under the qualified retirement plans, due to Internal Revenue Code limitations, are credited to their accounts maintained in this plan.

    All executives' deferrals and any non-qualified company match or profit sharing amounts are added to a recordkeeping account and credited with earnings or losses, depending upon actual performance of the mutual-fund-type options the participant has chosen for the deemed investment of their account. "Earnings" included in the Summary Compensation Table relate to amounts credited under the former SERP prior to the adoption of the new plan, because, under the former SERP, a participant's account was credited with interest at a fixed, stated rate.

    Payment of a participant's account balance will be deferred until a date designated by the participant upon making the deferral election. The deferral amounts are paid either in one lump sum or in annual installments for up to 15 years, also as designated in the participant's deferral election. Upon the death of the participant, any remaining balance in the participant's account will be paid to the participant's designated beneficiary.

Related Party Transactions

    Purchases from John Case and Gerald Kiser. As previously noted under the summary compensation table in this proxy statement, we terminated our personal executive life insurance program at the end of fiscal 2002. John Case and Gerald Kiser were participants in that program.

    In connection with termination of the program, we agreed to purchase from each program participant his or her life insurance policy under the program for an amount equal to the amount the participant would have received had it been surrendered to the insurer. We paid the purchase price for each policy (approximately $106,000 and $203,100, respectively, in the cases of Mr. Case and Mr. Kiser), plus interest at 5% per annum, in twelve equal monthly installments through May 2003, and each seller agreed and irrevocably elected to defer an amount equal to his sale proceeds into his supplemental executive retirement plan or profit-sharing plan account over the twelve months ending May 2003. These payments are not included in the Summary Compensation Table. Please refer to this year's Summary Compensation Table and the paragraphs immediately following it for information about compensatory arrangements with them relating to termination of the personal executive life insurance program.

    Culp, Inc. Patrick Norton is a member of the Board of Directors of Culp, Inc. and chairs its compensation committee. Culp provided 16.5% of the total fabric purchased by us during the fiscal year. The purchases from Culp were at prices comparable to other vendors and under similar terms. Mr. Norton has no involvement in our selection or purchase processes related to fabrics.

    Miller, Canfield, Paddock and Stone. The law firm of Miller, Canfield, Paddock and Stone, PLC in which Rocque E. Lipford is a senior principal, provides us with legal services and has done so for many years. Miller, Canfield has advised us that the revenues paid to Miller, Canfield during the past fiscal year were less than 0.5% of their total revenues for the same period. We believe that the transactions with the firm are on terms no less favorable than those that could be obtained from unrelated third parties.

    Kevin Norton. Kevin Norton, the son of Patrick Norton, is an independent sales representative for La-Z-Boy residential products under an agreement providing for the payment of commissions at various rates. The terms of his agreement, including the commission rates, are identical to those of our agreements with all of our approximately 94 other La-Z-Boy residential sales representatives.

    Mitch Kiser. Mitch Kiser, the son of Gerald Kiser, is an independent sales representative for Kincaid products under an agreement providing for the payment of commissions at various rates. The terms of his agreement, including the commission rates, are identical to those of our agreements with all of our approximately 44 other Kincaid sales representatives.

                            PERFORMANCE COMPARISON

    The graph below shows the return for our last five fiscal years that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on April 25, 1998 in our common shares, in the S&P 500 Composite Index, and in a peer group comprised of the following publicly traded furniture industry companies: Bassett Furniture, Bush Industries, Chromcraft Revington, Inc., Ethan Allen Interiors, Flexsteel Industries, Furniture Brands International, Rowe Companies, and Stanley Furniture. The stock performance of each company in the peer group has been weighted according to its relative stock market capitalization for purposes of arriving at group averages.

                    Assumes $100 Invested on April 25, 1998
                          Assumes Dividends Reinvested
                        Fiscal Year Ended April 26, 2003


                                     [Graph]




--------------------------------------------------------------------------------
Company/Index/Market         1998      1999    2000     2001     2002     2003
--------------------         ----      ----    ----     ----     ----     ----
La-Z-Boy Incorporated.....  $100.00  $108.46  $91.08  $106.88  $182.49  $111.08
Peer Group................   100.00    85.34   71.21    85.65   101.19    71.03
S&P 500 Composite Index...   100.00   121.82  134.16   116.76   102.02    88.44


                            INDEPENDENT ACCOUNTANTS

    The firm of PricewaterhouseCoopers LLP audited our financial statements for fiscal 2003. A representative of PricewaterhouseCoopers LLP is expected to attend the annual meeting, will have an opportunity to make a statement at the meeting if he or she desires to do so, and will be available to answer appropriate questions that may be raised by shareholders at the meeting. The Audit Committee reappointed PricewaterhouseCoopers LLP as independent accountants for fiscal year 2004.

                                  AUDIT FEES

    For professional services rendered to us for fiscal years 2003 and 2002, PricewaterhouseCoopers LLP has billed us as follows:

                                              Fiscal 2003           Fiscal 2002
                                              -----------           -----------
Audit Fees...............................       $634,600              $523,790
Audit Related Fees.......................         97,800                89,710
Tax Fees.................................        412,170               428,947
All Other Fees...........................             --                    --
                                              -----------           -----------
        Total                                 $1,144,570            $1,042,447
                                              ===========           ===========

    Audit fees represent fees for audit work performed on our annual financial statements and reviews of the quarterly financial statements included in our quarterly reports on Form 10-Q, as well as audit services that are normally provided in connection with our statutory and regulatory filings.

    Audit-related fees relate to audits of our employee benefit plans.

    Tax fees include fees for domestic and foreign tax compliance and advisory services.


                            AUDIT COMMITTEE REPORT

    The Audit Committee has been established to assist the Board in its oversight of the financial reporting, internal controls and audit of the Company's financial statements. Management is primarily responsible for the consolidated financial statements and for La-Z-Boy's internal controls, financial reporting process and compliance with laws, regulations and ethical business standards. The Audit Committee consists of three directors all of whom meet the independence and financial experience requirements of the New York Stock Exchange. John Weaver was a fourth member of the committee until his retirement from the board in August 2002. The Audit Committee operates under a written charter which was amended in May of 2003 (see attached Exhibit A).

    In fulfilling its responsibilities under its charter, the Audit Committee met six times during fiscal 2003. The Audit Committee reviewed and discussed the consolidated financial statements with management and La-Z-Boy's independent accountants, PricewaterhouseCoopers LLP. The discussions with management and PricewaterhouseCoopers LLP included the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of the significant accounting estimates and judgments, and the clarity of disclosures.

    PricewaterhouseCoopers LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and for issuing their opinion. The Audit Committee discussed with PricewaterhouseCoopers LLP those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). As part of the Audit Committee's review of the auditor's independence, PricewaterhouseCoopers LLP provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In discussions with PricewaterhouseCoopers LLP about their independence, the Audit Committee also reviewed the non-audit services they provided by PricewaterhouseCoopers LLP (as disclosed above under the caption "Audit Fees").

    Based upon the discussions with, representations of, and reports from, management and PricewaterhouseCoopers LLP, the Audit Committee accepted for inclusion the audited consolidated financial statements in the Corporation's Annual Report on Form 10-K for the year ended April 26, 2003 filed with the Securities and Exchange Commission. The Audit Committee also selected PricewaterhouseCoopers LLP as La-Z-Boy's independent accountants for fiscal year 2004.

                                           The Audit Committee
                                           David K. Hehl, Chairman
                                           John H. Foss
                                           James W. Johnston


                    JOINT REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the board and its Compensation Subcommittee determine the compensation of executive officers and of other senior executives. The Subcommittee is charged with administering the stock-related employee plans in which executive officers may participate. The Compensation Committee determines all executive officer compensation not assigned to the Subcommittee.

    This is a joint report by the Subcommittee and the Committee on the policies they followed and the decisions they made for fiscal 2003. The Subcommittee provides information about decisions made by the Subcommittee only. The Committee provides all other information.

Compensation Philosophy

    La-Z-Boy strives to create value for shareholders through superior growth and profitability. The executive compensation program supports this goal by linking compensation to business performance and profitability.

    We feel that enhancement of shareholder value is reinforced by a compensation program which:

     o   Attracts and retains highly qualified individuals
     o Includes major components which are linked to creating value for the shareholder
     o   Rewards superior results

    This linkage is achieved through the design of incentive plans, which focus on the short- and long-term goals of the Company, and the attainment of performance goals, by individual executives.

Compensation Plan Overview

    The executive compensation program is based upon a pay-for-performance philosophy. As an executive's level of responsibility increases, a greater portion of his total compensation opportunity is contingent on improving the Company's performance and a lesser portion is base salary.

    We retain the services of outside consultants to conduct a competitive review of our executive compensation programs. We completed a review during fiscal 2003.

Base Salaries

    The base salaries of the named executive officers were increased at the beginning of fiscal year 2003 after a careful review of the competitive information and recognizing each named executive's contribution over the previous fiscal period. We increased Mr. Kiser's salary by 25%, and the salaries of the other named executives by 6%. No further adjustments were made to salaries during the fiscal year.

Short-Term Incentive Awards

    La-Z-Boy's Management Incentive Plan is a cash-based plan that rewards performance. We establish short-term performance criteria and the weightings for the various criteria at the start of the fiscal year. The award paid at the end of the fiscal year is based on actual results compared to the established performance targets.

    For fiscal 2003, the maximum award opportunities were 120% of salary for Messrs. Kiser and Norton, and 100% of salary for the other named executives. We structured the awards based one-third on an increase in sales revenue and two-thirds on operating income, either on a consolidated basis or on the basis of a specific business segment depending on the executive's responsibilities. Actual performance yielded payouts shown as bonus in the Summary Compensation Table.

Long-Term Incentives

    We believe that stock-based awards are an important component of executive compensation because they particularly link executive compensation to the maximization of shareholder value. For fiscal 2003, we used awards under the stock option plan and the performance-based stock plan to further these objectives. No grants under the restricted share plan were made to named executive officers.

    Our goal is to achieve the proper balance between stock-based awards and other components of the named executives' compensation. The Subcommittee relied on the studies that had been completed by our consultant to determine the appropriate mix of stock options and awards under the performance plan.

    Taking into consideration the performance target awards that had been made for the named executive officers at the beginning of the performance periods, the Subcommittee decided to grant incentive stock options on 4,424 common shares and nonqualified stock options on 45,576 common shares to Mr. Kiser and stock options covering a total of 107,600 were awarded to the other named executives.

    The performance-based plan awards to named executives that are reported as long-term incentive plan payouts in the Summary Compensation Table were awarded for the three-year performance cycle that concluded at the end of fiscal 2003. In accordance with the plan then in effect, at the beginning of the cycle, we had established four performance goals and granted a target award relating to those goals to all named executives other than Mr. Risley. When Mr. Risley joined us in 2001, we granted him a mid-cycle award for the cycle using the same goals. After the end of the cycle, we determined that only two of the four goals had been achieved. Mr. Kiser and the other named executive officers received 30-day option grants to purchase one-half of the number of shares they would have received if all four goals had been met, exercisable for 25% of the fair market value of the shares on the date the goals were set.

Compliance with Federal Tax Legislation

    Federal tax legislation enacted in 1993, generally, would preclude
La-Z-Boy and other public companies from taking a tax deduction for compensation over $1 million which is not performance-based and is paid, or otherwise taxable, to named executive officers. The 1997 Incentive Stock Option Plan and the Further Amended and Restated 1993 Performance-Based Stock Plan contain provisions designed to permit certain awards to qualify as performance-based compensation and so to exempt such awards from the deduction limitation.

    We intend to continue to monitor the executive compensation program with respect to the present federal tax law to ensure the deductibility of compensation paid to named executives.

                                                The Compensation Committee
                                                Jack L. Thompson, Chairman *
                                                David K. Hehl *
                                                Rocque E. Lipford
                                                H. George Levy, M. D. *
                                                Helen O. Petrauskas *

     -------------------
     * Members of the Compensation Subcommittee


                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

    Each current member of the Compensation Committee and the Compensation Subcommittee served throughout fiscal 2003. Except for John F. Weaver, who retired from the board at the August 2002 shareholders meeting and was a member of the Compensation Committee, no one other than the current members served on either the Compensation Committee or the Compensation Subcommittee at any time during fiscal 2003.

    The law firm of Miller, Canfield, Paddock and Stone, P.L.C., in which Rocque
E. Lipford is a principal, provides us with legal services and has done so for many years.


PROPOSAL NO. 2: TO APPROVE THE RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS,
                            AS AMENDED AND RESTATED

Background

    Since September 1, 1989, the Company has maintained the La-Z-Boy Chair Company Restricted Stock Plan for Non-Employee Directors, as amended (the "current plan"), for the non-employee directors of the Company. The proposed amended and restated plan would change the name of the plan to make it consistent with the Company's current name, increase initial grants to new non-employee directors from 4,500 to 5,000 shares, increase annual grants from 600 to 2,000 shares, increase the total number of shares which may be sold under the plan, change the time when annual grants are made and make other changes as described below.

    The purposes of the plan are to provide ownership of the Company's common shares to non-employee directors in order to improve the Company's ability to attract and retain highly qualified individuals to serve as directors, to enhance and make our board compensation more competitive and commensurate with the ever-increasing demands for directors' time and attention to Company affairs and to strengthen the commonality of interest between directors and shareholders. The current plan was adopted by the Board of

Directors, subject to shareholder approval, on May 1, 1989. Shareholders subsequently approved the plan on August 7, 1989 and the plan became effective the following September 1.

Description of Proposed Plan and Comparison with Current Plan

    Under the proposed plan which is included as Exhibit B (the "proposed plan"), each individual who becomes a non-employee director would be awarded the opportunity to purchase 5,000 Company common shares for a cash price equal to 25% of their fair market value on the date of their award. Under the current plan the initial award to newly installed non-employee directors is 4,500 common shares (which reflects the 3 for 1 stock split in September of 1998) at the same bargain price. In addition, under the proposed plan, each then non-employee director (currently 8 individuals) would be awarded the opportunity at the Annual Organizational Meeting of the Board which follows the annual shareholders meeting to purchase 2,000 Company common shares at a similar bargain price equal to 25% of their fair market value on the date of their award. Under the current plan the annual award of 600 shares is made at the beginning of each fiscal year at the same bargain price. If the proposed plan is approved, the non-employee directors will only receive an award of 1,400 shares at the 2003 Annual Organizational Meeting. Thereafter the annual awards would be 2,000 shares.

    As is the case for the current plan, fair market value would be determined with reference to closing prices on the New York Stock Exchange, and acceptance of any such offer would be made by execution of a written agreement with the Company and payment of the purchase price within thirty days.

    As under the current plan, all shares sold under the proposed plan would be subject to transfer restrictions for a restricted period, such that a purchasing non-employee director would not be permitted to sell, transfer (except as gifts to immediate family members and with the same restrictions), assign, pledge or otherwise transfer or encumber any such shares during the restricted period. The same restrictions and restricted period would apply to any shares distributed to the purchaser by virtue of his or her ownership of purchased restricted shares, e.g., in a share split or as a share dividend.

    Under the proposed plan the restricted period would commence upon sale of the shares and would terminate upon the earliest of:

              (1) the non-employee director's death or "disability" (as defined in the proposed plan);

              (2) his or her (a) attainment of the age at which the Nominating and Corporate Governance Committee determines that the non-employee director is no longer eligible to stand for re-election to the Board,
         (b) not being nominated for an additional term despite being willing to serve, or (c) being nominated for an additional term but not being reelected; in any of these circumstances, such Committee may delay termination of the restrictions until a future date if it determines that termination of the restrictions would not be in the Company's best interests;

              (3) upon or immediately prior to a change in control event (as defined in the proposed plan); and

              (4) the date of termination of the non-employee director's services as a director if such termination occurs with the consent of the Nominating and Corporate Governance Committee.

              If the purchaser ceases to be a director of the Company prior to expiration of the restricted period, he or she would be obligated to sell the restricted shares to the Company for their original purchase price (appropriately adjusted in light of any intervening share splits, recapitalizations, and the like). Under the current plan the restricted period terminates under the same provisions except that:

             o the current plan does not contain provisions 2(b) and 2(c) above; and

             o under the current plan, determinations made under provisions 2 and 4 above are made by the employee members of the Board.

    While the current plan is administered by a committee consisting of all employee directors of the Company, the proposed plan would be administered by the Nominating and Corporate Governance Committee. Under the proposed plan, the Nominating and Corporate Governance Committee would have authority to administer, interpret and make determinations under the proposed plan. However, because of the automatic nature of the eligibility for awards under the proposed plan and the fixed numbers of shares to be covered by such awards, the Nominating and Corporate Governance Committee will not have discretion with respect to the amount and terms of any individual award. The Nominating and Corporate Governance Committee also would have authority to amend the proposed plan from time to time, prospectively or retroactively, but no such amendment not approved by the shareholders of the Company could change the eligibility criteria for awards, increase the number of shares which may be covered by any award (other than in connection with a stock split, stock dividend or other relevant change in capitalization), increase the frequency or materially modify the timing of awards, or decrease the consideration to be paid for shares purchased under the proposed plan.

    The current plan has no fixed expiration date, but the duration of the proposed plan would be limited to ten years. However, the Board of Directors would have authority to discontinue the making of awards under the proposed plan at any time. Subject to adjustments for share dividends, splits and similar events, up to 250,000 common shares could be awarded in total under the proposed plan. Shares previously awarded under the current plan would not count toward this limitation. The current plan authorizes the award of up to 150,000 shares (as adjusted for our 1998 stock split), of which 93,600 have previously been awarded.

Existing Equity Compensation Plans

    The table below provides information, as of the end of fiscal 2003, concerning our compensation plans under which common shares may be issued.

              Equity Compensation Plan Information (see Note 1)

                                                           Number of securities
                            Number of       Weighted-    remaining available for
                        securities to be     average      future issuance under
                           issued upon      exercise        equity compensation
                           exercise of      prices of         plans (excluding
                           outstanding     outstanding     securities reflected
                             options         options       in column (a)) Note 2
Plan category                  (a)             (b)                  (c)
-------------------------------------------------------------------------------
Equity compensation plans
approved by shareholders... 2,139,119        $20.03                5,480,127

Note 1: This table relates only to our shareholder-approved equity plans. We also have an option plan that we adopted without shareholder approval at the time we acquired LADD Furniture, Inc. solely in order to replace options on LADD common shares with options on our common shares. At the end of fiscal 2003, options on 67,403 of our common shares were outstanding under that replacement plan, with a weighted-average exercise price of $19.24 per share. No additional options or other awards may be made under that plan. Except for that plan, the shareholder-approved plans to which this table relates, and broad-based retirement plans intended to meet the requirements of Section 401(a) of the Internal Revenue Code, at the end of fiscal 2003 we had no plans (including individual compensation arrangements) under which any equity securities were authorized for issuance.

Note 2: The amount reported in this column is the aggregate number of shares available for future issuance under our 1997 Incentive Stock Option Plan (excluding shares reported in column (a)), our 1997 Restricted Share Plan, our Restricted Stock Plan for Non-Employee Directors as currently in effect, or our 1993 Performance-Based Stock Plan. Both restricted stock plans provide for grants of 30-day options on our common shares. The performance-based plan provides for grants of our common shares or 30-day options on common shares to selected key employees based on achievement of pre-set goals over a performance period (normally of three fiscal years). No options were outstanding under any of these plans except the incentive plan at the end of fiscal 2003. At that time, 437,965 shares were available for future issuance under the 1997 restricted plan, 61,200 shares were available for future issuance under the non-employee directors restricted plan, and 507,982 shares were available for future issuance under the performance-based plan.

Other Matters

    Shareholder approval of the proposed plan is required by the terms of the current plan, though not by Michigan corporate law or rules of the NYSE. The Board of Directors has determined that the proposed plan should be submitted for shareholder approval, both to comply with the requirements of the current plan and because the current non-employee directors (including the two non-employee directors standing for re-election, assuming that they are re-elected) will benefit personally from approval of the proposed plan.

    The Board also has determined to require approval in accordance with the NYSE voting rules that would apply if those rules required a shareholder vote. The NYSE voting rules impose a more rigorous approval standard than otherwise would apply. Under this standard, the proposal to approve the proposed plan will be carried if a majority of all common shares entitled to vote actually are voted "For" or "Against" the proposal and if a majority of the shares actually voted on the proposal are in favor of the proposal. For these purposes, if an abstention or broker non-vote is registered concerning the proposal with respect to any shares entitled to be voted, those shares will be considered not voted. The Board of Directors recommends a vote "FOR" approval of this plan. If the proposed plan is not so approved, the current plan will remain in effect with respect to the remainder of the previously authorized shares.

                                 MISCELLANEOUS

Director Nominations and Shareholder Proposals for Next Annual Meeting

    If you would like to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee, you should send your recommendation to the Secretary, who will forward it to the Committee. If you would like your recommendation to be considered for director nominations at the annual meeting of shareholders to be held in calendar 2004, you should submit it no later than March 11, 2004. Your recommendation should include a description of your candidate's qualifications for board service; your candidate's consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting you and the candidate for more information.

    If you would prefer to nominate a director candidate at the meeting yourself, our bylaws require that you notify us of your intention to do so no later than May 14, 2004. Your notice must include your nominee's name, age, residence and business address, and principal occupation, the number of common shares beneficially owned by the nominee, and all other information about the nominee that would be required by SEC rules in a proxy statement soliciting proxies for election of the nominee.

    If you would like to submit a proposal for inclusion in our proxy materials for the calendar 2004 annual meeting, you must submit it to us no later than March 11, 2004. Even if a proposal is submitted by that date, we will have the right to omit it if it does not satisfy the requirements for inclusion under SEC Rule 14a-8.

    Any shareholder proposal for the calendar 2004 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered untimely for purposes of SEC Rule 14a-4(c)(1) if it is not submitted to us on or before May 25, 2004. Proxies for that meeting may confer discretionary authority to vote on any untimely proposal without express direction from the shareholders giving the proxies.

    Any shareholder proposal or nomination should be sent to our principal offices in Monroe, Michigan, addressed to the attention of the Secretary.

Costs of Proxy Solicitation

    We will pay the expense of soliciting proxies pursuant to this proxy statement. That expense is expected to be limited to the cost of preparing and mailing this proxy statement and accompanying documents.

    This year you may vote by mail, by telephone or on the Internet. Your vote is important. Even if you plan to attend the meeting, please vote by proxy card, telephone or computer as soon as possible.

                                                    BY ORDER OF THE BOARD OF
                                                    DIRECTORS

                                                    James P. Klarr, Secretary


Monroe, Michigan
July 9, 2003

    We will send you a copy of our Form 10-K Annual Report for the fiscal year ended April 26, 2003 without charge if you send a written request to: Office of the Secretary, La-Z-Boy Incorporated, 1284 North Telegraph Road, Monroe, Michigan 48162. You also can obtain copies of our Form 10-K and the other reports we file with the SEC on our Web site at www.la-z-boy.com or through the SEC's Web site at www.sec.gov.

                                                                     Exhibit A

                             LA-Z-BOY INCORPORATED
                            AUDIT COMMITTEE CHARTER

Purpose of the Audit Committee

    The Audit Committee assists the Board of Directors in its oversight of (a) the integrity and quality of the processes and practices of the company with respect to financial reporting, (b) management of business and financial risk,
(c) compliance with significant legal, regulatory and ethical requirements,
(d) the qualifications and independence of the independent auditors, and (e) the effectiveness of the Company's independent auditors and internal audit function.

Responsibilities

    The Committee is directly responsible for the appointment, termination, compensation and oversight of the Company's independent public accountant. With respect to all other matters, the role of the Audit Committee is one of oversight and as such the Committee relies on the expertise and knowledge of management, internal auditors, independent public accountants and other experts. Management of the Company is responsible for determining that the Company's financial statements are fairly presented in accordance with generally accepted accounting principles. The independent public accountant is responsible for auditing and reporting on the Company's financial statements. It is not the responsibility of the Committee to plan or conduct audits, to determine the fairness or accuracy of financial statements, to provide assurance of compliance with laws and regulations, or to provide assurance with respect to the adequacy of internal policies, practices, procedures or controls.

Membership

    The Committee shall consist of at least three Directors who have no relationship with the Company that might interfere with the exercise of their independent judgment. The Committee members shall satisfy the independence, financial literacy and expertise requirements of the New York Stock Exchange as interpreted by the Board of Directors and any rules adopted by the Securities and Exchange Committee pursuant to Section 10A(m)(3) of the Securities Exchange Act of 1934. The Committee members, including the Chairman, shall be appointed by the Board of Directors.

Authority

    In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all Company books, records, facilities and personnel and with the power to retain, at the Company's expense, outside counsel or other experts for this purpose.

Duties

    The Committee's specific duties are set forth in the following table:


                                                                    Minimum
           Duty                                                    Frequency
-------------------------------------------------------------------------------
With Respect to the Independent Auditor:

o   Select and retain the independent auditor.                      Annually

o   Pre-approve audit fees charged by the independent auditor.      Annually

o   Evaluate the performance, qualifications and
    independence of the independent auditor.                        Annually

o   Approve, as appropriate, audit, audit-related
    and non-audit services proposed to be performed
    by the independent auditor.                                    As Needed

o   Review the annual audit plan of the independent auditor.        Annually

o   Meet in separate executive session with the independent
    auditor to provide a forum for private comments including
    discussion of any restrictions on audit scope or access
    to required information or resources.                           Annually

o   Establish hiring policies with respect to employees
    or former employees of the independent auditors.                Annually

                                                                    Minimum
           Duty                                                    Frequency
-------------------------------------------------------------------------------
With Respect to Accounting and Financial Control Matters:

o   Review with financial management and the independent
    auditor any significant accounting developments
    including emerging issues.                                     As Needed

o   Review with financial management and the independent
    auditors the company's critical accounting policies.            Annually

o   Review with management, the independent auditor
    and the internal auditor a) the adequacy of the
    Company's internal controls and b) significant
    findings and recommendations of the auditors and
    management's responses thereto.                                Quarterly

o   Review and discuss with the Company's counsel
    significant legal and environmental matters.                   Quarterly

o   Review with financial management and the independent
    auditor, a) the Company's annual financial results
    and disclosure, b) the independent auditor's audit
    of the financial statements and its report thereon,
    c) any significant changes required in the audit plan
    d) any serious difficulties or disputes with management
    encountered during the audit, and e) other matters related to the audit which are to be communicated to the Committee
    under generally accepted auditing standards.                    Annually

o   Review with management and the independent auditor,
    the Company's interim financial results and disclosure
    prior to the filing with the Securities and Exchange
    Commission of the related Form 10-Q and discuss any items
    required to be communicated by the independent auditor
    under generally accepted auditing standards.                   Quarterly

o    With respect to each periodic filing with the
     Securities and Exchange Commission review a)
     management's disclosure to the Committee under Section
     302 of the Sarbanes-Oxley Act, and b) the contents
     of the Chief Executive Officer and the Chief Financial
     Officer certificates to be filed under Sections 302
     and 906 of that Act.                                          Quarterly

o    Review with management and the independent auditor
     policies and practices with respect to the preparation
     and dissemination of earnings press releases, as well as
     financial information and earnings guidance.                  Quarterly

o    Review with management the Company's compliance with
     applicable laws and regulations and the results of
     examinations conducted by regulatory agencies.                 Annually

o    Meet in executive session with financial management
     to provide a forum for their private comments.                Quarterly

o    Review procedures, and monitor responses thereto,
     for the receipt, retention and treatment of complaints
     received by the Company regarding accounting, internal
     accounting controls, or general ethical conduct, and the
     confidential anonymous submissions by employees of
     concerns regarding questionable accounting controls or
     ethical behavior.                                             Quarterly

o    Discuss with management the assessment of major
     financial business risks and plans, policies and
     practices for dealing with such risks.                         Annually

o    Review with management the results of monitoring
     the Company's code of conduct.                                 Annually

With Respect to the Internal Audit Function:

o    Review the performance of the head of the
     Internal Audit department.                                     Annually

o    Review the appointment, compensation and replacement
     of the head of the Internal Audit department.                  Annually

o    Review the Internal Audit department's annual audit
     plan, including any subsequent significant modifications
     to that plan.                                                  Annually

o    Review the Internal Audit department budget and
     adequacy of staffing.                                          Annually

                                                                    Minimum
           Duty                                                    Frequency
-------------------------------------------------------------------------------
o    Review and discuss with the head of the Internal
     Audit department the results of audits conducted
     and management responses thereto.                             Quarterly

o    Meet in executive session with the head of the
     Internal Audit department to provide a forum for
     private comments including discussion of any
     restrictions on audit scope or access to required
     information or resources.                                 Semi-annually

With Respect to the Audit Committee:

o    Meet at least 4 times per year and more frequently        Quarterly and
     if circumstances require.                                     as needed

o    Evaluate the performance of the Audit Committee.               Annually

o    Review this charter and recommend any proposed
     changes to the Board of Directors.                             Annually

With Respect to Communications:

o    Report to the Board of Directors on significant
     matters covered at each Audit Committee meeting.              As Needed

o    Prepare the report that the Securities and Exchange
     Commission rules require be included in the Company's
     annual proxy statement.                                        Annually


                                     *****

                                                                   Exhibit B


                             LA-Z-BOY INCORPORATED


               RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

                 Amended and Restated through August 12, 2003

     I. Purposes. The purposes of the Restricted Stock Plan for Non-Employee Directors are to provide ownership of the Company's capital stock to non-employee members of the Board of Directors in order to improve the Company's ability to attract and retain highly qualified individuals to serve as directors of the Company; to provide competitive remuneration for Board service; and to strengthen the commonality of interest between directors and shareholders.

     II. Effective Date and Duration. The original effective date of the Plan was September 1, 1989. The Plan as amended and restated through August 12, 2003, as set forth in this document, shall be submitted to the shareholders of the Company for their approval at the annual meeting of shareholders to be held in 2003. No Awards may be granted under this Plan after August 11, 2013.

     III. Definitions. In this Plan, the following definitions apply:

         (1) "Award" means an award granted under this Plan which entitles the recipient to purchase Common Shares as specified in such award and as hereinafter provided.

         (2) "Board" means the Board of Directors of the Company.

         (3) "Committee" means the Nominating and Corporate Governance Committee of the Board (or such other Board committee as at the time may be performing substantially the same functions).

         (4) "Common Shares" means Company Common Shares.

         (5) "Company" means La-Z-Boy Incorporated, a Michigan corporation.

         (6) "Disability" means a medically determinable physical or mental impairment which renders a participant substantially unable to function as a director of the Company.

         (7) "Non-Employee Director" means any member of the Board who is not also an employee of the Company or of an affiliate of the Company.

         (8) "Participant" means each Non-Employee Director who has accepted an award granted under the Plan and purchased restricted stock in accordance with the terms of such award and the Plan.

         (9) "Plan" means this La-Z-Boy Incorporated Restricted Stock Plan for Non-Employee Directors, formerly known as the La-Z-Boy Chair Company Restricted Stock Plan for Non-Employee Directors.

         (10) "Restricted Period" means the period of time from the date of acceptance of an award until the restrictions expire.

         (11) "Restricted Stock" means any share of capital stock purchased by a Participant under the Plan, and any other share of stock included within the term Restricted Stock by Section IX hereof, for as long as it is subject to restrictions.

         (12) "Restrictions" means those restrictions on transfer or other disposition of Restricted Stock described in Section VII hereof.

         (13) "Share" means a Common Share issued and reacquired by the Company or previously authorized but unissued.

     IV. Administration. The Plan shall be administered by the Committee, which shall have responsibility to conclusively interpret the provisions of the Plan and decide all questions of fact arising in its application.

     This Plan and all action taken under it shall be governed, as to construction and administration, by the laws of the State of Michigan.

     During the Restricted Period shares granted under the Plan are not subject, in whole or in part, to attachment, execution, or levy of any kind.

     V. Eligibility and Awards. Each person becoming a Non-Employee Director for the first time on or after August 12, 2003 shall be granted an award (the "Initial Award") for five thousand (5,000) Common Shares of Restricted Stock, effective as of the date such person becomes a Non-Employee Director.

     Effective with the date of the Annual Organizational Meeting of the Board immediately following the 2003 Shareholders' Meeting, each continuing incumbent Non-Employee Director shall be granted an award of one thousand four hundred (1,400) Common Shares of Restricted Stock as the balance of his/her 2003 Annual Award. At the 2004 and each subsequent Annual Organizational Meeting, each continuing incumbent Non-Employee Director shall be granted an Annual Award of two thousand (2,000) Common Shares of Restricted Stock. For clarification, no individual shall receive an Initial Award and an Annual Award in the same year.

     Each accepted award shall be evidenced by a written agreement executed by or on behalf of the Company and the Participant. The price at which the Company shall sell Restricted Stock to the Non-Employee Director shall be equal to twenty-five percent (25%) of the fair market value of such stock as of the date of the award. Fair market value shall be deemed to be the closing price on the New York Stock Exchange on the date of grant or if there are no sales on such exchange on such date, then on the nearest preceding business day for which sales prices are available. A Non-Employee Director shall have thirty (30) days to accept an award granted him or her, by signing the written agreement and paying the purchase price of the Restricted Stock. Payment must be made in cash. Payment in currency or by check, bank draft, cashier's check or postal money order shall be deemed to be payment in cash.

     Subject to the provisions of Section IX(1) hereof, the total number of shares which may be issued on and after August 12, 2003 under this Plan is 250,000. The Board may at any time discontinue the granting of awards under the Plan.

     VI. Restricted Period. The Restricted Period shall commence on the date of sale and shall terminate upon the earliest to occur of the following events:

     (1) Death or Disability. The restrictions applicable to a Participant shall terminate upon his or her death or disability.

     (2) Retirement from the Board. The restrictions applicable to a Participant shall terminate:

         a) when the Participant reaches the age, as determined by the Committee, at which the Participant is no longer eligible to stand for election to the Board;

         b) at the conclusion of the meeting of shareholders at which the Participant's term of office as a Director expires if the Participant was willing to serve for another term but was not nominated for re-election to the Board; or

         c) at the conclusion of the meeting of shareholders at which the Participant's term of office as a Director expires if the Participant was nominated for another term but was not re-elected to the Board.

However, in any of the foregoing circumstances, the Committee may delay termination of such restrictions until a specified future date if it determines the termination of such restrictions at retirement would not be in the best interests of the Company.

     (3) Change of Control. If, following the time any person becomes an Acquiring Person (as hereinafter defined), in the event of: (1) a merger or consolidation to which the Company is a party, regardless of whether or not the Company is the surviving or resulting corporation; (2) a reorganization pursuant to which the Company becomes a subsidiary of another corporation; or (3) the sale of all or substantially all the assets of the Company, the restrictions applicable to all Participants shall terminate immediately prior to the effective date of any such merger, consolidation, reorganization or asset sale, unless such merger, consolidation, reorganization shall have been approved by a majority of the Directors who were directors of the Company prior to the time such person became an Acquiring Person. If (1) any "person" or "group" as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Act"), other than pursuant to a transaction or agreement previously approved by the Board of Directors, directly or indirectly purchases or otherwise becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act) or has the right to acquire such beneficial ownership of voting securities representing twenty-five percent (25%) or more of the combined voting power of all outstanding voting securities of the Company (an "Acquiring Person"), or
(2) during any period of twenty-four (24) consecutive calendar months, the individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new Directors whose election by such Board or nomination for election by stockholders was approved by a vote of at least two-thirds (2/3) of the members of such Board who were either Directors on such Board at the beginning of the period or whose election or nomination for election as Directors was previously so approved, for any reason cease to constitute at least a majority of the members thereof, then the restrictions applicable to all Participants shall terminate immediately upon the occurrence of any such event.

     (4) Approved Termination. The restrictions applicable to a Participant shall terminate on the date on which the Participant's service as a Director of the Company terminates with the consent of a majority of the members of the Committee; provided that if the Participant seeking such consent is a member of the Committee, he or she shall not participate in consideration of the request and such consent shall be effective if given by a majority of the other members of the Committee.

     VII. Terms and Conditions of Restricted Stock. A stock certificate representing the number of shares of Restricted Stock purchased under the Plan shall be registered in the Participant's name but shall be held in custody by the Company for the Participant's account. Each Restricted Stock certificate shall bear a legend giving notice of the restrictions. Each Participant must also endorse in blank and return to the Company a stock power for each Restricted Stock certificate.

     During the Restricted Period, the Participant shall not be entitled to delivery of the certificate and cannot sell, transfer, assign, pledge, or otherwise encumber or dispose of the Restricted Stock except in the circumstances described below. If the Participant has remained a member of the Board for the entire Restricted Period, the restrictions shall lapse at the end of the Restricted Period. If the Participant ceases to be a member of the Board prior to the expiration of the Restricted Period, the Participant shall sell the restricted shares back to the Company at the original purchase price thereof, appropriately adjusted for the declaration of any share dividend, share split or recapitalization, merger, consolidation or sale of assets occurring between the date of sale of the shares and the repurchase thereof by the Company, and all right, title, and interest of the Participant to such shares shall terminate without further obligation on the part of the Company.

     A Participant may transfer Restricted Stock purchased hereunder, including, but not limited to, transfers to members of his or her Immediate Family (as defined below), to one or more trusts for the benefit of such Immediate Family members, to one or more partnerships where such Immediate Family members are the only partners, or to one or more limited liability companies where such Immediate Family members are the only members if (i) the Participant does not receive any consideration in any form whatsoever for such transfer, (ii) such transfer is permitted under applicable tax laws, and (iii) if such transfer is permitted under Rule 16b-3 of the Exchange Act as in effect from time to time. Any Restricted Stock so transferred shall continue to be subject to the same terms and conditions in the hands of the transferee as were applicable to said Restricted Stock immediately prior to the transfer thereof. Any reference in this Plan to services as a director of the Company by the Participant shall continue to refer to the services of, or performance by, the transferring Participant. For purposes hereof, "Immediate Family" shall mean the Participant and the Participant's spouse, children and grandchildren.

     To the extent applicable, each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit, which has not been exercised or distributed, under the Plan is to be exercised or distributed in case of his or her death. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company and shall be effective only when filed by the Participant, in writing, with the Company during the Participant's lifetime. In the absence of any such designation, any rights exercisable by the Participant or benefits remaining undistributed at the Participant's death shall be exercisable by, or distributed to, the Participant's estate. If required, the spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary or beneficiaries other than the spouse.

     At the expiration of the Restricted Period, a stock certificate free of all restrictions for the number of shares of Restricted Stock registered in the name of a Participant shall be delivered to that Participant or that Participant's estate.


     VIII. Regulatory Compliance and Listing. The issuance or delivery of any shares of Restricted Stock may be postponed by the Company for such period as may be required to comply with any applicable securities laws or regulations, any applicable listing requirements of any national securities exchange, or any requirements under any other law or regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver any such shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or any regulation of any governmental authority or any national securities exchange.

     IX. Adjustments. Whenever a stock split, stock dividend, or other relevant change in capitalization occurs;

     (1) the number of shares to be subject to any award made thereafter under this Plan and the total number of shares which may be awarded under this Plan shall be appropriately adjusted, and

     (2) any new, additional or different shares or securities issued as such a dividend split or as a result of such other change in capitalization with respect to Restricted Stock previously awarded and purchased under the Plan shall be delivered to and held by the Company for the Participant's account, shall be deemed included within the term Restricted Stock and shall have the same Restricted Period as such previously awarded Restricted Stock.

     X. Amendment of the Plan. The Committee may from time to time amend this Plan or any provision thereof prospectively or retroactively, except that no such amendment not approved by the shareholders of the Company may change the eligibility criteria for awards, increase the number of shares which may be awarded (other than as contemplated by Section IX(1)), increase the frequency, or materially modify the timing of awards or decrease the consideration to be paid for Restricted Stock purchased hereunder.

LA-Z-BOY INCORPORATED
1284 NORTH TELEGRAPH ROAD
MONROE, MI  48162-3390


                            PROXY VOTING INSTRUCTIONS

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to La-Z-Boy Incorporated, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Please mark, sign, date and return the proxy card using the enclosed envelope.

                           ________________________
                          I                        I
YOUR CONTROL NUMBER IS    I________________________I


TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
-------------------------------------------------------------------------------
             THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

LA-Z-BOY INCORPORATED

Vote on Directors

1.ELECTION OF DIRECTORS

  Nominees:  01) John H. Foss
             02) Patrick H. Norton
             03) Helen O. Petrauskas

        For               Withhold       For all
        all                 all           except
      _______             _______        _______
     I       I           I       I      I       I
     I       I           I       I      I       I
     I_______I           I_______I      I_______I

To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's name on the line below.


--------------------------------


2. Approval of Restricted Stock Plan for Non-employee Directors.

      FOR              AGAINST            ABSTAIN
     _______           _______            _______
    I       I         I       I          I       I
    I       I         I       I          I       I
    I_______I         I_______I          I_______I


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


NOTE: When shares are held by joint tenants both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.





_____________________     ________       _______________________     _________
Signature                 Date           Signature (Joint Owners)    Date

                                                                        PROXY

                       ANNUAL MEETING OF SHAREHOLDERS OF
                              LA-Z-BOY INCORPORATED
                                 August 12, 2003

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Gerald L. Kiser and Patrick H. Norton, and both of them Proxies with power of substitution to attend the Annual Meeting of Shareholders of La-Z-Boy Incorporated to be held at the La-Z-Boy Incorporated Auditorium, 1284 North Telegraph Road, Monroe, Michigan, August 12, 2003 at 11:00 o'clock A.M., Eastern Daylight Time, and any adjournment thereof, and thereat to vote all shares now of hereafter standing in the name of the under-signed.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all director nominees listed in Proposal 1 and FOR Proposal 2.



                (Continued and TO BE SIGNED on the other side)